                                                                      EXHIBIT 12


                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)


                                                                     THREE MONTHS ENDED MARCH 31,
                                                                     -----------------------------
                                                                        2004              2003
                                                                     ------------     ------------
Income before discontinued operations, net of minority interests     $     13,220     $     10,193

Add:
  Portion of rents representative of the interest factor                      155              161
  Minority interests                                                          524              626
  Interest on indebtedness from continuing operations                      28,905           31,330
                                                                     ------------     ------------
     Earnings                                                        $     42,804     $     42,310
                                                                     ============     ============

Fixed charges and preferred stock dividend:
  Interest on indebtedness from continuing operations                $     28,905     $     31,330
  Capitalized interest                                                        272              154
  Portion of rents representative of the interest factor                      155              161
                                                                     ------------     ------------
     Fixed charges                                                         29,332           31,645
                                                                     ------------     ------------

Add:
  Preferred stock dividend                                                  5,085            6,947
  Accretion of preferred stock                                              1,562               --
                                                                     ------------     ------------
     Preferred stock dividend                                               6,647            6,947
                                                                     ------------     ------------

     Combined fixed charges and preferred stock dividend             $     35,979     $     38,592
                                                                     ============     ============

Ratio of earnings to fixed charges                                         1.46 x           1.34 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                                          1.19 x           1.10 x
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